                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                   FORM 8-K



               Current Report Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): April 24, 2001



                            BLUE WAVE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)



     Delaware                   000-26858                     41-1425902
    (State of                (Commission File               (IRS Employer
  incorporation)                 Number)               Identification Number)




                                2410 Luna Road
                                   Suite 132
                            Carrollton, Texas 75006
                   (Address of principal executive offices)



Registrant's telephone number, including area code:  972-277-4600
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Item 5.   Other Events.

     On April 24, 2001, Blue Wave Systems Inc. and Motorola, Inc. entered into an amendment to the existing definitive agreement providing for the merger of Blue Wave and a wholly owned subsidiary of Motorola, which had been signed on February 20, 2001. The merger agreement, as amended, which is subject to customary regulatory and stockholder approvals, provides that each share of Blue Wave common stock would be exchanged for 0.443 shares of Motorola common stock upon closing of the merger. As a result, Motorola will exchange approximately 7,250,000 of its common shares for the fully diluted common shares of Blue Wave, which represents an increase of 750,000 shares from the original merger agreement. In addition, all provisions of the merger agreement relating to upper and lower value limitations and adjustments have been eliminated. Motorola and Blue Wave also entered into an amendment to the related stock option agreement, which granted Motorola an option to acquire newly issued shares of Blue Wave common stock, in an amount equal to 19.9% of the currently outstanding shares of Blue Wave common stock. The new amendment lowers the exercise price of such option from $8.00 to $7.25 per share.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.  The following are filed as Exhibits to this Report.
     --------

     2.1 Agreement and Plan of Merger among Motorola, Inc., Earth Acquisition Corporation and Blue Wave Systems Inc., dated as of February 20, 2001.(1)

     2.2 Amendment No. 1 to Agreement and Plan of Merger among Motorola, Inc., Earth Acquisition Corporation and Blue Wave Systems Inc., dated as of April 24, 2001.(2)

     99.1 Stock Option Agreement among Motorola, Inc. and Blue Wave Systems Inc., dated as of February 20, 2001.(1)

     99.2 Amendment No. 1 to Stock Option Agreement among Motorola, Inc. and Blue Wave Systems Inc., dated as of April 24, 2001.(2)

     99.3 Blue Wave Systems Inc. Press Release dated April 24, 2001, announcing the amendment to the merger agreement.(2)




-----------------------------
(1) Incorporated by reference to Blue Wave's Current Report on Form 8-K dated February 25, 2001.
(2) Filed herewith.



                                       2
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Item 9.   Regulation FD Disclosure.

     On April 24, 2001, Blue Wave issued a news release announcing that it had amended the definitive agreement providing for the merger of Blue Wave and a wholly owned subsidiary of Motorola. The press release is attached as Exhibit
99.3 to this Report.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        BLUE WAVE SYSTEMS INC.



Date: April 25, 2001               By:  /s/ Donald B. Crosbie
                                        -----------------------
                                        Donald B. Crosbie
                                        Chief Financial Officer